EXHIBIT 10.31

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL, AND THE REGISTRANT TREATS SUCH INFORMATION AS PRIVATE AND CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

LEAD CONCENTRATE OFFTAKE AGREEMENT

BETWEEN

TECK METALS LTD.

AND

SILVER VALLEY METALS CORP.

TECK Reference: SVM PB O 23 1 / TR CP

LEAD CONCENTRATE OFFTAKE AGREEMENT

THIS AGREEMENT is made effective as of November 20, 2023.

BETWEEN:

TECK METALS LTD., a corporation incorporated under the laws of Canada (“Buyer”)

- AND –

SILVER VALLEY METALS CORP., a company existing under the laws of Nevada (the “Seller”)

WHEREAS, the Seller is the owner and operator of the Bunker Hill Mine in Kellogg, Idaho (the “Mine”).

AND WHEREAS, Seller has agreed to sell, and Buyer has agreed to purchase, all of the lead concentrate produced from the Mine on the terms and conditions set out in this Agreement.

THEREFORE in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as set forth below:

1.	TERM AND TERMINATION

1.1	This Agreement takes effect on the date first set out above and shall continue until terminated in accordance with this Section 1 (the “Term”).

1.2	The Buyer may terminate this Agreement without cause at the end of the fifth calendar year starting from January 1 of the first year after the year in which the Seller commences Commercial Production at the Mine (the period from January 1 of the first year after the year in which the Seller commences Commercial Production until the end of the fifth calendar year after the year in which the Seller commences Commercial Production is defined as the “Initial Term”), by providing written notice to the Seller not less than twelve months’ prior to the end of the Initial Term. Thereafter, the Buyer may terminate this Agreement at the end of any subsequent calendar year (each calendar year a “Renewal Period”), by providing written notice to the Seller not less than twelve months prior to the end of the applicable Renewal Period. For purposes of this Agreement, commencement of commercial production shall mean the first day of the month next succeeding the first month in which the Mine is producing an average of 45 DMT per day of lead concentrate meeting the Specifications (“Commercial Production”); provided however, the Buyer shall have the right, but not the obligation, to declare Commercial Production at any point following the first month in which the Mine produces an average of 45 DMT of lead concentrate per day. If the Mine is producing an average of 45 DMT of lead concentrate per day but the concentrate does not meet the Specifications, the parties shall discuss in good faith changes to the pricing and other terms set out herein to accommodate the changes to the Specifications. For clarity, nothing in this section shall require the Buyer to agree to purchase Concentrate which does not substantially conform to the Specifications.

1.3	The Seller may terminate this Agreement without cause at the end of the third Renewal Period (i.e. at the end of the third calendar year following the end of the Initial Term) or any subsequent Renewal Period thereafter by providing written notice to the Buyer not less than twelve months prior to the end of the applicable Renewal Period.

1.4	This Agreement may be terminated upon written notice to the other Party:

(a) by the Seller, if the Buyer fails to pay any amount when due hereunder and such failure continues for thirty (30) days after Buyer’s receipt of a written notice of non-payment;

(b) by the Buyer if Seller breaches subsection 12.4;

(c) by either Party if the other Party breaches subsection 10.7, 12.2 or 12.3;

(d) by either Party if the other Party materially breaches any provision of this Agreement and the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within thirty (30) days after the breaching Party’s receipt of written notice of such breach; or

(e) by either Party if (a) the other Party has instituted proceedings to be adjudicated as a voluntary bankrupt or consented to the filing of a bankruptcy proceeding against it; (b) the other Party has filed a petition or answer or consent seeking reorganization, readjustment, arrangement, compromise or similar relief under any applicable bankruptcy or insolvency laws; (c) the other Party has consented to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy, or other person with similar powers, of it; (d) a court having jurisdiction over the other Party has entered a decree or order that has not been stayed pending an appeal: (i) adjudging it bankrupt or insolvent, under any applicable bankruptcy laws; or (ii) for the appointment of a receiver or trustee in bankruptcy, or other person with similar powers, for it; or (e) any proceeding with respect to the other Party has been commenced under any applicable bankruptcy or insolvency legislation relating to a reorganization, dissolution, winding-up, liquidation or any compromise or arrangement with creditors or claimants, unless and only for so long as such involuntary proceeding is being disputed by the other Party in good faith.

1.5	Notwithstanding termination of this Agreement for any reason, the Parties shall not be relieved from any obligations or liabilities arising prior to such termination. Each Party reserves to itself all rights, counterclaims, combination of accounts, liens and other remedies and defenses which such Party has or may be entitled to (whether by operation of law or otherwise).

2.	QUANTITY

2.1	Buyer hereby agrees to buy from Seller and Seller hereby agrees to sell to Buyer all of the lead concentrate produced from the Mine, estimated to be XXX per year, during the Term (the “Concentrate”).

2.2	Seller shall notify Buyer on or before January 1 of each calendar year of the annual quantity of Concentrate Seller estimates that it will be able to deliver to Buyer during the calendar year and the estimated shipping schedule for such calendar year. Seller shall subsequently provide Buyer with updated estimates of quarterly quantities and quarterly shipping schedules at least one (1) month prior to the applicable quarter. Seller will update Buyer promptly with any material changes to the estimated quantities of Concentrate scheduled to be shipped or to the shipping schedules.

3.	Quality

3.1	The Seller shall deliver Concentrate which substantially conforms to the specifications set out in Appendix A (the “Specifications”). Concentrate shall be substantially free of other impurities reasonably known to be deleterious to the smelting process.

3.2	Seller shall notify Buyer on or before January 1 of each calendar year of the expected specifications of the Concentrate which is scheduled to be delivered during the upcoming calendar year. If the expected specifications deviate materially from the Specifications set out in Appendix A, the Parties will meet to discuss appropriate penalties at that time. If the proposed specifications deviate materially from the Specifications set out in Appendix A and the Parties are unable to reach an agreement on appropriate penalties or the deviation from the Specifications is such that penalties are not an appropriate remedy, Buyer shall have the right to suspend this Agreement upon written notice to Seller until such time as the Concentrate reasonably conforms to the Specifications set out in Appendix A.

3.3	The compliance of each Lot of Concentrate with the Specifications in the Agreement shall be conclusively established for all purposes (other than for the purposes of determining the amount of any First or Second Provisional Payment) by the Final Assays.

3.4	If any Concentrate delivered to Buyer deviates materially from the Specifications set out in Appendix A or otherwise agreed under subsection 3.2 or otherwise contains impurities reasonably known to be deleterious to the smelting process or have physical characteristics which are not typical of lead concentrate, the Parties will meet to discuss appropriate penalties at that time. If the Concentrate deviates materially from the Specifications set out in Appendix A or otherwise agreed under subsection 3.2 and the Parties are unable to reach an agreement on appropriate penalties within thirty (30) days from written notice by Buyer of such deviation, or the deviation from the Specifications is such that penalties are not applicable, Buyer shall have the right to reject the Concentrate upon notice to Seller (such Concentrate, the “Rejected Concentrate”). Upon rejection by Buyer:

(a) title to and risk of loss or damage to the Rejected Concentrate shall transfer back to Seller;

(b) Seller shall promptly refund to Buyer the full amount of any portion of the Purchase Price previously paid by Buyer for the Rejected Concentrate;

(c) Buyer shall have no liability for any Purchase Price or any other costs or expenses related to the Rejected Concentrate; and

(d) Seller shall be responsible for all storage, handling and transportation costs incurred by the Buyer in relation to the Rejected Concentrate.

4.	DELIVERY TERMS

4.1	Concentrate shall be delivered DAP Buyer’s smelter in Trail, British Columbia or parity (the “Destination”). All Concentrate shall be delivered in bulk in end-dump trucks suitable for discharge at the Destination.

4.2	The 2020 edition of the International Chamber of Commerce official international commerce terms (“Incoterms”) for the interpretation of trade terms shall be considered as incorporated into this Agreement.

4.3	Concentrate will be shipped by the Seller on a regular basis, as produced, in accordance with the estimated shipping schedule provided in Section 2.2.

4.4	Seller shall be solely responsible for the transportation of the Concentrate from the Mine to the Destination.

4.5	The Concentrate shall be suitable for handling with typical concentrate unloading and transfer equipment.

5.	RISK AND TITLE

5.1	Seller represents and warrants that it has good and marketable title to the Concentrate, free and clear of all liens and encumbrances and, upon transfer of title to the Concentrate to Buyer in accordance with subsection 5.2, Buyer will receive good and marketable title to the Concentrate, free and clear of all liens and encumbrances.

5.2	Title and all risk of damage to or loss or destruction of any Concentrate delivered by Seller to Buyer shall pass from Seller to Buyer as of and from the point in time when such Concentrate is unloaded at the Destination.

6.	PRICE

6.1	Buyer shall pay to Seller a purchase price (the “Purchase Price”), determined in accordance with this Section 6, in accordance with the payment terms set out in Section 7. The Purchase Price shall be:

(a) the price for payable metal contents determined in accordance with Section 6.3,

(b) less the treatment charge, including escalators and de-escalators, if any, determined in accordance with subsection 6.4,

(c) less the Freight Credit determined in accordance with subsection 6.5.

6.2	The Quotational Period for each Lot of Concentrate delivered hereunder shall be the third calendar month following the month of Arrival (3 MAMA) of the Concentrate at the Destination. “Arrival” shall mean the date upon which the last truck for such Lot is received at the Destination.

6.3	The price for payable metal contents comprising the Purchase Price under this Agreement shall be as follows:

Payable Lead Price

The lead price to be paid by Buyer for each dry Tonne of Concentrate shall be 95% of the analytical lead content (subject to a minimum deduction of 3.0 units) at a price equal to the average of the daily official London Metal Exchange SHG Cash Settlement price for lead in Dollars per Tonne as published in Fastmarkets for the Quotational Period as set out in subsection 6.2.

Payable Silver Price

The silver price to be paid by Buyer for each dry Tonne of Concentrate shall be 95% of the full silver content, after first deducting 50 grams per dry Tonne, at a price equal to the average of the daily official London Bullion Market Association (LBMA) quotation for silver as published in Fastmarkets quoted in Dollars for the Quotational Period as set out in subsection 6.2.

Payable Gold Price

The gold price to be paid by Buyer for each dry Tonne of Concentrate shall be 95% of the full silver content, after first deducting 1 gram per dry Tonne, at a price equal to the average of the daily official London Bullion Market Association (LBMA) AM/PM Fix quotation for gold as published in Fastmarkets quoted in Dollars for the Quotational Period as set out in subsection 6.2.

6.4	The treatment charge, and escalators/de-escalators, if any, shall be deducted from the price of Concentrate sold hereunder when calculating the Purchase Price and shall be determined annually by good faith negotiation between the Buyer and Seller based on annual terms agreed between miners and custom smelters in Japan/Korea for long-term supply of lead concentrates for deliveries for that calendar year, as reported in industry news reports or publications such as Fastmarkets, CRU or Wood Mackenzie (the “Annual Terms”). Such agreement of Annual Terms shall be signed off by both Parties in a memorandum, namely a “Memorandum of Annual Terms”, which shall form part of this Agreement. If no agreement on Annual Terms is reached for any calendar year, the Parties shall follow the dispute resolution procedures set out in Section 14 to determine the appropriate Annual Terms for that calendar year based on the concept that the Annual Terms to be agreed pursuant to this Section 6.4 should reflect the annual terms agreed between miners and custom smelters in Japan/Korea under long-term supply agreement for deliveries of lead concentrate for that calendar year, as reported in industry news reports or publications such as Fastmarkets, CRU or Wood Mackenzie. Prior to selection of Referees pursuant to Section 14.1, Seller and Buyer shall exchange notices setting forth their last declared offers, including all negotiable terms and any other related concessions (the “Final Offer”) provided that if one Party has delivered its Final Offer to the other and the other has not delivered its Final Offer to the first Party within 10 days, the first Party can then submit the matter to Referees. Any Concentrate invoiced prior to any agreement being reached (or determined in accordance with this Section 6.4), shall be provisionally invoiced at the prior calendar year’s Annual Terms. Once agreement of the Annual Terms for the applicable calendar year is reached or determined, the affected Concentrate shall be promptly re-invoiced based on the agreed Annual Terms. Any payments required to be made by one Party to the other pursuant to such re-invoicing shall be made within ten (10) Business Days after the date of the Memorandum of Annual Terms or other such agreement or determination of the terms in accordance with this Section 6.

6.5	The following refining charges shall be deducted from the price of Concentrate sold hereunder when calculating the Purchase Price:

Silver Refining Charge

The silver refining charge to be paid by Seller to Buyer shall be the Annual benchmark silver refining charge agreed between major lead mines and smelters in Japan/Korea, if any, as reported in market recognized publications

Gold Refining Charge

The gold refining charge to be paid by Seller to Buyer shall be US$15.00 per Ounce of payable gold.

6.6	The following penalties shall be deducted from the price of Concentrate sold hereunder when calculating the Purchase Price:

Arsenic - US$3.00 per dry Tonne of Concentrate for each 0.1% above 0.5%, fractions pro rata

6.7	Buyer shall be entitled to a credit (a “Freight Credit”) equal to 50% of the cost savings realized by deducting the prevailing logistics costs of delivering the Concentrate CIF FO Main Japanese or Korean Port from the prevailing logistics costs of delivering the Concentrate to the Buyer at the Destination, each based on prevailing market rates at the time of negotiation. Buyer and Seller will negotiate the applicable Freight Credit in good faith annually at the same time the Annual Terms are negotiated and such agreement will be recorded in the Memorandum of Annual Terms. For clarity, negotiation of the Freight Credit shall include logistics costs for shipment of Concentrate from the Mine to CIF FO Main Japanese or Korean Port and DAP Destination and shall include, without limitation, all freight charges, loading and unloading costs, handling and stevedoring, insurance and documentation charges where applicable when determining an agreed upon value. If the Parties are unable to agree on the Freight Credit either Party may refer the matter to resolution in accordance with Section 14. Prior to selection of Referees pursuant to Section 14.1, Seller and Buyer shall exchange notices setting forth their last proposed Freight Credit, including all negotiable terms and any other related concessions (the “Final Freight Credit Offer”) provided that if one Party has delivered its Final Freight Credit Offer to the other and the other has not delivered its Final Freight Credit Offer to the first Party within 10 days, the first Party can then submit the matter to determination by Referees.

6.8	Seller and Buyer have agreed that, based on current practice in international lead concentrate trade and the expected assays of the Concentrate, no further deductions for impurities will be levied in respect of the Concentrates sold and purchased hereunder.

6.9	In the event that at any point during the Term (a) Fastmarkets ceases to publish any quotation referenced herein; or (b) any of such quotations are, in the reasonable opinion of the Buyer or Seller, no longer representative of the value then being obtained by non-integrated mines for the pricing of lead and/or silver contained in lead concentrates sold to custom lead smelters, then, upon written notice by Seller or Buyer to the other Party, the Parties shall meet to discuss in good faith to determine a new basis (or whether a new basis is required) consistent with the previous method for determining the price for lead and/or silver with respect to the Concentrates sold hereunder.

7.	PAYMENT TERMS

7.1	For the purposes of this Agreement, each calendar week’s receipts will constitute one Lot with the exception that a Lot may be truncated at a month-end. (each a “Lot”).

7.2	Subject to subsection 7.7, Buyer shall pay a provisional payment to Seller for 90% of the Purchase Price for each Lot of Concentrate, calculated in accordance with Section 6 based on (a) the latest known weight and assays provisionally or finally determined in accordance with Sections 8 and 9, as applicable, and (b) the average of the daily published prices of the applicable indexes referenced in Section 6 for the calendar month of Arrival of the Lot at the Destination (the “First Provisional Payment”), no later than the fifth Business Day of the month following the month of Arrival of the Lot at the Destination.

7.3	In the event the final Purchase Price is not determinable within seventy-five (75) days after the end of the month of Arrival, Buyer shall pay a second provisional payment to Seller equal to 100% of the estimated Purchase Price of each Lot of Concentrate, calculated in accordance with Section 6 based on (a) the latest known weight and assays provisionally or finally determined in accordance with Sections 8 and 9, as applicable, and (b) the price for each payable metal content determined in accordance with Section 6 and, if not known, the average of the daily published prices of the applicable indexes referenced in Section 6 for the calendar month prior to the month of the Second Provisional Payment, less the amount of the First Provisional Payment (such amount, the “Second Provisional Payment”).

7.4	Once the final Purchase Price has been determined in accordance with Sections 6, 8 and 9, Seller will issue a final invoice to Buyer. The final payment amount shall be the difference between the final Purchase Price and the sum of the First Provisional Payment and the Second Provisional Payment. If the amount is positive, Buyer shall pay Seller such difference within ten (10) Business Days of receipt of the final invoice by Buyer. If the amount is negative, Seller shall pay to Buyer such difference within ten (10) Business Days of the date the Purchase Price is able to be finally determined.

7.5	Buyer has the right to set off or deduct any amounts due to Seller from any amounts due from Seller to Buyer.

All amounts payable hereunder shall be paid by telegraphic transfer to the bank account nominated by the receiving Party.

8.	WEIGHING, SAMPLING AND MOISTURE DETERMINATION

8.1	Weighing, sampling and determination of moisture of each Lot of Concentrate shall be carried out in accordance with accepted industry standards by Buyer at Buyer’s expense upon arrival at the Destination. The dry weight and moisture so determined shall govern for the purpose of determining the final Purchase Price for each Lot.

8.2	Seller, at its own expense, shall be entitled to be represented at the discharge, weighing, sampling and determination of moisture by an independent surveyor or representative acceptable to Buyer, such acceptance not to be unreasonably withheld. Failure of Seller’s representative to be present on any occasion after receipt of reasonable notice from Buyer shall constitute a waiver of Seller’s rights of representation on that occasion alone.

8.3	Samples from each Lot shall be divided into six (6) equal parts and distributed, at Buyer’s cost, as follows: two (2) for Seller, two (2) for Buyer, one (1) to be set aside for Umpire purposes and one (1) set aside for reserve. Seller, Umpire and reserve samples shall be sealed with Buyer’s seal. Should Seller choose to be represented, Seller may also apply its seal.

9.	ASsays

9.1	The lead and silver content of any Lot of Concentrates shall be finally determined in accordance with this Section. The assays determined in accordance with this Section shall be considered final for all purposes (the “Final Assay”).

9.2	From the Lot samples taken in accordance with Section 8, assays for lead and silver shall be made independently by the respective assayers of Seller and Buyer (who shall not be one of the Umpires). The results of such assays shall be exchanged, simultaneously on a Lot-by-Lot basis, by protected electronic file within sixty days from date of sample dispatch on a date mutually agreed upon or, failing such agreement, on the 60th day. If one Party fails to so exchange its assay results, the assay results of the other Party shall be deemed to be conclusive. The mean of the exchanged assays shall be the Final Assay and shall govern settlement on a Lot-by-Lot basis unless, in respect of any one or more such lots, the following splitting limits are exceeded:

Lead: 0.5%

Silver: 10 grams per dry tonne of Concentrate

Gold: 0.10 grams per dry tonne of Concentrate

Arsenic: 0.2%

Silver assays will be adjusted for slag and cupel losses.

9.3	If the difference between Seller’s and Buyer’s assays for lead or silver exceeds the applicable limit specified in subsection 9.2, either Seller or Buyer shall have the right, exercisable by notice to the other, to refer the matter to a specialized independent laboratory listed in Appendix B (an “Umpire”) on a rotation basis, Lot-by-Lot. The list of Umpires in Appendix B shall be regularly updated by Seller and Buyer as they may agree from time to time. If neither Seller nor Buyer refers the matter to the Umpire within twenty days after the date of exchange of such results, the mean of such results shall be final and binding upon Seller and Buyer. The labs used by any Party for the assay exchange, cannot be used as the Umpire.

9.4	If either Seller or Buyer shall so refer the matter to an Umpire, the Umpire’s assays shall be made on the basis of one reserve sample referred to in Section 8 which shall be sent via air freight to the Umpire. The Umpire shall be instructed to advise both Seller and Buyer of the results of the Umpire’s assay by electronic presentation. If the Umpire’s assay falls between the assays of Seller and Buyer, the mean of the results of the Umpire’s assay and the results of the assay of the Party whose results are nearer to that of the Umpire’s results shall be final and binding on the Parties hereto. If the results of the Umpire’s assay shall be the mean of the results of the assays of the respective Parties, or equal to either of the assays of the respective Parties, the results of the Umpire’s assay shall govern and be final and binding on the Parties hereto. If the Umpire’s assay falls outside the assays of Seller or Buyer, the middle assay of the three assays shall be taken as the agreed assay and be final and binding on the Parties hereto.

9.5	The cost of the Umpire’s assay shall be paid by the Party whose assay is further from the Umpire’s assay. When the Umpire’s assay is the exact mean of the other two, then these charges shall be shared equally by Seller and Buyer.

10.	force majeure

10.1	Neither Party shall be liable for any delay, interruption or failure in the performance of its obligations under this Agreement if such delay, interruption or failure (a) results from any event or circumstance which is beyond the reasonable control of such Party; (b) could not have been avoided or prevented with due care and at reasonable cost and expense; and (c) has the effect of preventing, delaying or interrupting the performance of all or part of the obligations of such Party under this Agreement (a “Force Majeure Event”) provided that in no circumstances will a lack of available funds or financial resources be a Force Majeure Event. Notwithstanding the foregoing, the Parties agree that an event or circumstance which results in the Buyer being unable to process lead concentrates at the Destination or the Seller being unable to produce Concentrate at the Mine shall be deemed to meet the requirements of 10.1(c) above.

10.2	As soon as practicable following the occurrence of a Force Majeure Event, the affected Party shall provide notice to the other Party declaring the occurrence of such Force Majeure Event and a good faith estimate of the duration of such Force Majeure Event.

10.3	The Party declaring a Force Majeure Event shall use all reasonable efforts to resume performance of its obligations under this Agreement as soon as possible. Nothing in this Section 10 shall require a Party to settle or to reach an agreement or compromise with any employees or labour union with respect to any strike, lockout, labour dispute or other industrial disturbance or to provide Concentrate from any other mine and neither Seller nor Buyer shall be obligated to rebuild or repair any damaged or destroyed property in order to fulfill this Agreement.

10.4	The Party declaring a Force Majeure Event shall give prompt notice of the termination thereof. If a Force Majeure Event persists for a period greater than thirty (30) consecutive days, such Party shall send monthly written updates describing its efforts and progress towards the resumption of performance of its obligations under this Agreement and its good faith estimate of the continued duration of such Force Majeure Event.

10.5	If a Force Majeure Event continues for a period of less than or equal to sixty (60) days from the date of notice thereof, all Concentrate required to be purchased or delivered during such period shall be purchased or delivered promptly following such period in accordance with the terms hereof.

10.6	If a Force Majeure Event continues for more than sixty (60) days from the date of notice thereof, either Party may, by notice in writing to the other Party, cancel in whole or in part the sale and purchase of the quantity of Concentrate which cannot be either delivered or produced during the Force Majeure Event.

10.7	If a Force Majeure Event continues for a period in excess of nine (9) months from the date of notice thereof, then the Party not declaring a Force Majeure Event may terminate this Agreement at any time up until the other Party provides notice of termination of the Force Majeure Event.

11.	duties, taxes AND levies

11.1	All prices are exclusive of any present or future sales, revenue or excise tax, value-added tax, turnover tax or other applicable tax imposed by Canada or British Columbia on the sale of the Concentrate to Buyer. Such taxes, when applicable, are the responsibility of Buyer.

11.2	Seller shall bear the cost of all duties, taxes, tariffs, levies and other governmental fees or charges of any kind or nature whatsoever applicable, whether existing or imposed in the future: (a) applicable to the Concentrate or contained metals sold hereunder or to the commercial documents relating thereto imposed by the country of origin; or (b) applicable to the export of Concentrate or contained metals sold hereunder from the United States.

12.	Compliance

12.1	In the performance of the transactions contemplated by this Agreement, the Parties shall comply with all provisions of laws, statutes, rules and regulations having application to the Parties and transaction or event in question.

12.2	Without limiting the generality of Section 12.1, in the performance of the transactions contemplated by this Agreement, the Parties shall comply with all applicable anti-bribery and anti-corruption laws. Each Party represents, warrants, and covenants to the other Party that, with respect to the matters which are the subject of this Agreement, neither such Party nor any of its officers, directors, shareholders, owners, employees, or agents has received, made, offered, authorized or accepted or will receive, make, offer, authorize or accept if offered, any payments, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public or government official (as defined in the applicable anti-corruption law) where such payment, gift, promise or advantage would violate applicable anti-bribery laws and anti-corruption laws including, the Corruption of Foreign Public Officials Act (Canada) or the Foreign Corrupt Practices Act (USA).

12.3	Each Party hereby represents, warrants and covenants to the other Party that, as of the date of this Agreement and throughout its duration, it is or will be, as applicable, in compliance with all economic sanctions and trade embargoes imposed by the United Nations Security Council, the United States of America or Canada (collectively, “Economic Sanctions Laws”) against countries and Persons designated in such laws (collectively, “Embargoed Targets”). Each Party further represents, warrants and covenants to the other Party that, at the date of the Agreement and throughout its duration, it is not and will not be, as applicable, an Embargoed Target or otherwise subject to any Economic Sanctions Laws. Without limiting the generality of the foregoing, each Party shall comply with all Economic Sanctions Laws, and shall not:

(a) directly or indirectly export, re-export, transship or otherwise deliver any of the Concentrate or the contained metals to an Embargoed Target; or

(b) broker, finance or otherwise facilitate any transaction in violation of any Economic Sanctions Law.

If any Party, acting reasonably, determines that compliance with any aspect of this Agreement will cause it to act in a manner (including failing to take any actions in connection with a transaction) which is inconsistent with or penalized or prohibited under any applicable Economic Sanctions Law or any law, statute, rule or regulation applicable to such Party which relates to foreign trade controls or export controls, that Party shall promptly notify the other Party in writing of the same. Upon receipt of such notification, this Agreement shall be deemed to be indefinitely suspended until the other Party, acting reasonably, determines that the transactions contemplated hereby may be completed in compliance with all applicable laws, statutes, rules and regulations, including all Economic Sanctions Laws. No damages arising from the suspension of this Agreement shall be payable by any Party, except Buyer shall remain liable for the payment of the Purchase Price for any Concentrate that has been delivered to Buyer prior to the suspension but has not been paid for in full by Buyer; provided that if the payment of such amount is prohibited under applicable Economic Sanctions Law, the obligation to make such payment shall be suspended until such time as the payment is not prohibited under applicable Economic Sanctions Law. If the period of suspension extends beyond a period of 180 consecutive days, either Party may by notice to the other terminate this Agreement; provided that if a Party or any of its affiliates are Embargoed Targets, such Party shall not have the right to terminate. For the duration of any suspension of this Agreement in respect of this Section 12.3, Seller may sell any affected Concentrate to a third party and Buyer shall be entitled to purchase lead concentrate from other sources with no liability to the other Party.

12.4	Seller has read and understands the Buyer’s Responsible Sourcing Policy located at https://www.teck.com/media/Teck-Responsible-Mineral-Sourcing-Policy.pdf. Seller represents to the Buyer that in the production of the Concentrate, there will not be any instances of: (a) any form of torture, cruel, inhuman or degrading treatment; (b) any form of forced or compulsory labour; (c) any form of child labour; (d) any human rights violations or abuses, including sexual violence, physical threat to life and forced eviction from land; or (e) war crimes or other violations of international humanitarian law, crimes against humanity or genocide. Seller shall promptly report to Buyer any violation or alleged violation of this subsection by Seller, any of its subcontractors or any of its or their personnel. Seller shall provide all information reasonably required by Buyer for Buyer to comply with the Buyer’s Responsible Sourcing Policy and related due diligence and assurance activities.

12.5	The U.S. Securities and Exchange Commission rules (the “SEC Rules”) implementing the Conflict Minerals provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act require Buyer to report whether the products Buyer manufactures or contracts to manufacture contain “conflict minerals necessary to the functionality of production” of those products, and whether any of those minerals originated in the Democratic Republic of the Congo or an adjoining country (Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia). The SEC Rules define “conflict minerals” as cassiterite and its derivative tin, coltan and its derivative tantalum (but not niobium), wolframite and its derivative tungsten, and gold. Seller confirms that no part of the Concentrate supplied to Buyer under this Agreement was sourced from the Democratic Republic of the Congo or any of the adjoining countries listed in this Section 12.5.

12.6	The Seller has read and agrees to comply with Teck’s Expectations for Suppliers and Contractors located at: https://www.teck.com/media/Teck’s-Expectations-for-Suppliers-and-Contractors.pdf, as may be updated from time to time.

13.	DISPUTE RESOLUTION

13.1	All disputes, disagreements or differences which may arise between the Parties out of or in relation to or connection with this Agreement, other than those to be specifically referred to Referee as set out in Section 14, or any breach or purported breach hereof (a “Dispute”) will first be referred to the Parties’ respective senior management to attempt to resolve or mitigate the Dispute in accordance with industry practice. If, after 10 days or such shorter period as the Parties acting reasonably determine is necessary in the circumstances, resolution is not reached by mutual agreement in writing, such Dispute shall be resolved in accordance with the following provisions of this Section 13.

13.2	If not resolved in accordance with subsection 13.1, any Dispute shall be referred to and finally resolved by arbitration administered by the Vancouver International Arbitration Centre (“VanIAC”) pursuant to its applicable Rules. Unless otherwise agreed by the Parties, the place of arbitration shall be Vancouver, British Columbia, Canada.

13.3	The award of the arbitrator shall be final and binding. Judgment on the award of the arbitrator may be entered, enforced and executed by any court of competent jurisdiction. Judgement on the award rendered by the arbitrator may be enforced, and executed, under the provisions of the New York Convention of 1958 on the reciprocal enforcement of foreign arbitration awards.

13.4	The arbitrator is authorized to award costs and legal fees and to allocate them between the Parties. The costs of the arbitration proceedings, including legal fees, shall be borne in the manner determined by the arbitrator. The arbitral award shall be made and payable in US dollars, free of any taxes or other deduction on the award.

13.5	To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court of competent jurisdiction or any governmental authority, is hereby waived by the Parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

14.	REFEREES

14.1	In the event that a matter is to be submitted to Referees pursuant to Sections 6.4 or 6.5 of this Agreement, the Party initiating the submission to Referees shall deliver to the other Party a written notice setting forth the dispute or claim to be submitted to Referees. Within twenty (20) days of such notice, Seller and Buyer shall appoint an independent industry expert to act as a single Referee to determine the matter. Any person appointed as a Referee shall be a person of sound commercial background and with knowledge of the base metals and concentrates markets. No person who has been an employee, consultant or otherwise provided services (other than as a Referee hereunder) to either Party hereto or any of their respective affiliates during the five years preceding the reference shall be eligible to act as a Referee. If the Parties are unable to agree on the appointment of the single Referee within 10 business days then each shall appoint one Referee and a third Referee shall be appointed by agreement of the first two Referees. If either Seller or Buyer fails to appoint its respective Referee within 5 Business Days after such initial 10 Business Day period, such Referee shall be appointed by the president of the VanIAC and the costs for such appointment shall be paid by the Party failing to appoint such Referee. If the two Referees fail to agree on the third Referee within 15 Business Days after the appointment of the second Referee, such third Referee shall be appointed by the president of the VanIAC and the costs of such appointment shall be paid equally by Seller and Buyer.

14.2	Seller and Buyer shall each submit in writing in English its respective position to the Referee(s) within 15 Business Days after the Referee(s) has (have) been appointed. Once both submissions are received, the Referee shall provide each submission to the other Party. The Parties shall then have a further 10 Business Days to review the other’s submission and to submit a written rebuttal in English to the Referee(s) (the “Submission Period”). In the case of a dispute relating to the determination of the Treatment Charge, each Party’s respective position must conform to its respective Final Offer referred to in Section 6.4. In the case of a dispute relating to the determination of the Freight Credit, each Party’s respective position must conform to its respective Final Freight Credit Offer referred to in Section 6.5.

14.3	Promptly after expiry of the Submission Period, the Referee(s) shall offer such guidance to the Buyer and Seller, if any, that the Referee(s) consider(s) appropriate with a view toward progressing the negotiations between Seller and Buyer. If Seller and Buyer fail to agree within 30 Business Days after both Parties have submitted their respective positions to the Referees, the Referee(s) shall, within 15 Business Days thereafter, finally determine any such matter by selecting one of such two positions. In making such selection, the Referees shall take account of any basis of negotiations between the Parties set forth in this Agreement with respect to the matter in question. If either Seller or Buyer fails to submit its respective position to the Referee(s) prior to the expiry of the Submission Period, the Referee(s) shall promptly following expiry of such period finally determine that the sole position submitted to him(them) shall prevail.

14.4	Any decision of the single Referee, or a majority of the three Referees, as applicable, made in accordance with this Agreement shall be final and binding on the Parties and shall apply retroactively to the period for which the Parties were to have reached agreement.

14.5	Any costs associated with the services of a Referee shall be borne equally by Buyer and Seller in the event that agreement is reached by them on a particular issue. If an issue is decided by the Referee(s), the Party whose position was not selected shall bear all such costs, provided that, if the single Referee, or a majority of the three Referees, as applicable, finds that the other Party acted unreasonably in connection with the matter the Referee(s) may, in his (their) discretion, order that other Party pay all or any portion of such costs.

15.	liability

15.1	Except as expressly provided in this Agreement or arising due to a Party’s indemnification obligations hereunder, no Party shall be liable to the other Party under this Agreement as a result of any act or omission in the course of or in connection with the performance of this Agreement, for or in respect of:

(a) any indirect, incidental, consequential, punitive, special or exemplary loss or damages; or

(b) any loss of income or profits (other than in respect of non-payment of the Purchase Price).

16.	ADDRESS FOR NOTICE

16.1	Any notice, consent or approval required or permitted to be given in connection with this Agreement (a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery) or if transmitted by email to the address for Notice set out below. Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time to the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Party may, from time to time, change its address by giving Notice to the other Party in accordance with the provisions of this Section 16.1.

(a)	Seller’s address for notice and contact information is as follows:

Address:	Silver Valley Metals Corp. 1 Mine Road Kellogg, Idaho 83837

Attention:	Sam Ash, President
Email:	[***]

(b)	Buyer’s address for notice and contact information is as follows:

Address:	Teck Metals Ltd. 25 Aldridge Avenue Trail, British Columbia, Canada V1R4L8

Attention:	Manager, Raw Materials
Email:	[***]

With a copy to:

Address:	Teck Metals Ltd. Suite 3300-555 Burrard Street, Vancouver, BC V6C 0B3

Attention:	Corporate Secretary
Email:	[***]

17.	ASSIGNMENT

17.1	Seller shall not assign, transfer or otherwise convey, in whole or in part, any of its rights, privileges, duties or obligations under this Agreement to any person without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, except Seller may assign this Agreement to any entity or person which purchases or otherwise acquires a 100% ownership interest in the Mine; provided that, prior to any such sale, acquisition or transfer the Seller causes such purchaser to enter into an agreement with the Buyer whereby the purchaser assumes all of the Seller’s obligations hereunder. Seller may not transfer any ownership interest in the Mine without assigning this Agreement to the applicable purchaser in accordance with this subsection 17.1.

17.2	Buyer shall not assign, transfer or otherwise convey, in whole or in part, any of its rights, privileges, duties or obligations under this Agreement to any person without the prior written consent of Seller, which consent will not be unreasonably withheld or delayed, except Buyer may assign this Agreement to any entity or person which purchases or otherwise acquires a majority ownership in the Destination; provided that, prior to any such assignment the Buyer causes such acquirer to enter into an agreement with the Seller whereby the acquirer assumes all of the Buyer’s obligations hereunder.

18.	confidentiality

18.1	In the course of their communications the Parties may disclose Confidential Information to each other. For the purposes of this Agreement, “Confidential Information” means the content of this Agreement and any information related to a Party’s products, costs, prices, names and qualifications of employees, finances, marketing plans, business opportunities, research, development or know-how and any similar information and shall include any information relating to or arising during any Dispute, including the existence thereof. The Party receiving Confidential Information shall maintain the confidence of such Confidential Information and use all reasonable efforts to prevent unauthorized dissemination of such Confidential Information; provided, however, that disclosure of Confidential Information to a Party’s affiliates or that Party’s or its affiliates’ directors, officers, employees, agents, representatives, lenders, other Persons directly involved in financing, legal counsel, accountants, consultants, financial advisers or other independent professionals or contractors is permitted provided (a) such third parties are under an obligation to such disclosing Party to hold such Confidential Information in confidence and to use such Confidential Information only in the performance of their respective obligations to such disclosing Party; and (b) the receiving Party is responsible for any disclosure or use by such persons not authorized by this Agreement. Notwithstanding the foregoing, this Agreement shall impose no obligation with respect to maintaining the confidence of Confidential Information that: (i) is generally known or available by publication, commercial use or otherwise through no fault of the receiving Party; (ii) is known by the receiving Party at the time of disclosure and is not subject to restriction; (iii) is independently developed or learned by the receiving Party; (iv) is lawfully obtained from a third party which has the right to make such a disclosure; or (v) is required to be disclosed by any applicable laws or Governmental Authority. Each Party agrees not to use the Confidential Information of any other Party for purposes other than those necessary to further the purposes of this Agreement.

18.2	The Parties acknowledge that, notwithstanding the foregoing, Seller may disclose the existence of this Agreement and the fact that the Buyer has agreed to purchase the Concentrate, provided any such public disclosure is pre-approved by Buyer, acting reasonably.

19.	miscellaneous

19.1	This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. No third party shall have any rights hereunder unless expressly stated to the contrary.

19.2	The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transaction contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

19.3	The failure of any Party to insist upon the strict performance of any term, covenant or agreement herein contained or to enforce any of its rights or privileges herein provided shall not be construed as a waiver by such Party of any such term, covenant or agreement or as relinquishment of any such rights or privileges. Any waiver by any Party of the strict performance by another Party of any term, covenant or agreement herein contained shall not of itself constitute a waiver of any subsequent breach of such term, covenant or agreement set out in this Agreement. Any waiver by any Party of any term, covenant or agreement herein contained shall be in writing and shall be delivered to the other Party in accordance with the provisions of Section 16.

19.4	Notwithstanding any termination of this Agreement, Section 18 shall survive for a period of one (1) year following termination of this Agreement; and Section 15 shall survive indefinitely.

19.5	In this Agreement:

(a) Consent − Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b) Headings − Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c) Including − Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(d) No Strict Construction − The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e) Severability − If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or invalidate or render unenforceable such term or provision in any other jurisdiction.

(f) Statutory References − A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

(g) Time − Time is of the essence in the performance of the Parties’ respective obligations.

(h) Time Periods − Unless otherwise specified, time periods within or following which any payment is to be made or any act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. “Business Day” means any day other than a Saturday, Sunday or any public holiday, declared by the federal government of Canada, the government of the Province of British Columbia, the government of the State of Idaho or the federal government of the United States, on which the banks in the applicable jurisdiction are not open for business.

(i) Currency - All monetary amounts are expressed in U.S. Dollars.

(j) Term SOFR - means the Secured Overnight Financing Rate, as published by CME Group Benchmark Administration (“CBA”) (or any successor administrator), calculated for simple interest on a daily basis.

19.6	This Agreement and the relationship created by it is made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia. Subject to Sections 13 and 14, the courts of British Columbia shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement. The provisions of the United Nations Convention on Contracts for the International Sales of Goods are expressly excluded in relation to the subject matter of this Agreement.

19.7	This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining thereto and supersede all such prior agreements, understandings, negotiations and discussions, whether oral or written. No reliance has been made upon, and there are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, between the Parties in connection with the subject matter of this Agreement except as set forth in this Agreement or any document required to be delivered pursuant to this Agreement.

19.8	This Agreement may be executed by the Parties in any number of counterparts and may be executed originally or by electronic signature and may be delivered originally, by facsimile or by electronic transmission and each such original, facsimile or electronic copy, when so executed and delivered, shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

[Remainder of this page intentionally left blank, signatures page to follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorised representatives.

TECK METALS LTD.		SILVER VALLEY METALS CORP.

Per	/s/ Andre Stark”	Per	/s/ Sam Ash
Name:	Andre Stark	Name:	Sam Ash
Title:	Vice President, Marketing and Logistics	Title:	President

Per	/s/ Bob Doyle
Name:	Bob Doyle
Title:	Director, Lead and Lead Concentrate Marketing

Per	/s/ Rick Miller
Name:	Rick Miller
Title:	Raw Materials Manager

APPENDIX A SPECIFICATIONS

Element	Range %

APPENDIX B - UMPIRES

1.	SGS Lakefield Research Limited
Postal Bag 4300, 185 Concession Street
Lakefield, ON. Canada
K0L 2H0

2.	A.H. Knight North America Ltd.
P.O. Box 3504
130 Tradd Street
Spartanburg, S.C USA
29304

3.	ALS Inspection UK Limited
Caddick Road
Knowsley Business Park
Prescot, England
L34 9ER

4.	Inspectorate International Ltd.
2 Perry Road
Witham, Essex, England
CM8 3TU

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